Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLO BRANDS, INC.

Solo Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That resolutions were duly adopted by the Board of Directors of the Corporation recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article XIV, to provide as follows:

“ARTICLE XIV.
To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as an officer. No amendment to, or modification or repeal of, this Article XIV shall adversely affect any right or protection of any officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.”

SECOND:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.
THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Interim General Counsel and Secretary on this 27th day of May, 2025.

SOLO BRANDS, INC.

By: /s/ Chris Blevins

Name: Chris Blevins
Title: Interim General Counsel and Secretary